Exhibit 5.2

McCarthy Tétrault LLP Box 48, Suite 5300 Toronto Dominion Bank Tower Toronto ON M5K 1E6 Canada

September 10, 2021

The Toronto-Dominion Bank

P.O. Box 1

Toronto-Dominion Centre

Toronto, Ontario

M5K 1A2

Dear Sirs/Mesdames:

Re:	The Toronto-Dominion Bank – Issue of US$1,000,000,000 Aggregate Principal Amount of 0.700% Senior Medium-Term Notes, Series C, due 2024, US$900,000,000 Aggregate Principal Amount of Floating Rate Senior Medium-Term Notes, Series C, due 2024, US$1,400,000,000 Aggregate Principal Amount of 1.250% Senior Medium-Term Notes, Series C, due 2026, US$300,000,000 Aggregate Principal Amount of Floating Rate Senior Medium-Term Notes, Series C, due 2026 and US$900,000,000 Aggregate Principal Amount of 2.000% Senior Medium-Term Notes, Series C, due 2031

We have acted as Canadian counsel for The Toronto-Dominion Bank (the “Bank”) in connection with the issue and sale today by the Bank of (i) US$1,000,000,000 Aggregate Principal Amount of 0.700% Senior Medium-Term Notes, Series C, due 2024 (the “2024 Fixed Rate Notes”); (ii) US$900,000,000 Aggregate Principal Amount of Floating Rate Senior Medium-Term Notes, Series C, due 2024 (the “2024 Floating Rate Notes”); (iii) US$1,400,000,000 Aggregate Principal Amount of 1.250% Senior Medium-Term Notes, Series C, due 2026 (the “2026 Fixed Rate Notes”); (iv) US$300,000,000 Aggregate Principal Amount of Floating Rate Senior Medium-Term Notes, Series C, due 2026 (the “2026 Floating Rate Notes”); and (v) US$900,000,000 Aggregate Principal Amount of 2.000% Senior Medium-Term Notes, Series C, due 2031 (the “2031 Fixed Rate Notes”, and together with the 2024 Fixed Rate Notes, the 2024 Floating Rate Notes, the 2026 Fixed Rate Notes and the 2026 Floating Rate Notes, the “Notes”) pursuant to the Terms Agreement dated September 7, 2021 among the Bank and the agents named therein, which incorporates by reference certain provisions of the Distribution Agreement dated June 18, 2019 between the Bank and TD Securities (USA) LLC (together, the “Distribution Agreement”).

The Notes are being offered for sale pursuant to a Registration Statement on Form F-3 (the “Registration Statement”) and the Bank’s prospectus dated June 18, 2019 with respect to the offering from time to time of senior debt securities of the Bank (the “Base Shelf Prospectus”), as supplemented by a prospectus supplement of the Bank dated June 18, 2019 (the “Prospectus Supplement”), as further supplemented by a pricing supplement dated September 7, 2021 relating to the 2024 Fixed Rate Notes, a pricing supplement dated September 7, 2021 relating to the 2024 Floating Rate Notes, a pricing supplement dated September 7, 2021 relating to the 2026 Fixed Rate Notes, a pricing supplement dated September 7, 2021 relating to the 2026 Floating Rate Notes, and a pricing supplement dated September 7, 2021 relating to the 2031 Fixed Rate

Notes (each such pricing supplement, together with the Base Shelf Prospectus and the Prospectus Supplement, the “Prospectus”) and will be issued under a trust indenture dated as of June 30, 2006 between the Bank and The Bank of New York Mellon (as successor in interest to The Bank of New York), as trustee, as supplemented by a first supplemental indenture dated September 24, 2018 between the Bank and The Bank of New York Mellon, as trustee (together, the “Indenture”).

As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the following documents:

(i)	the Prospectus relating to the 2024 Fixed Rate Notes;

(ii)	the Prospectus relating to the 2024 Floating Rate Notes;

(iii)	the Prospectus relating to the 2026 Fixed Rate Notes;

(iv)	the Prospectus relating to the 2026 Floating Rate Notes;

(v)	the Prospectus relating to the 2031 Fixed Rate Notes;

(vi)	the Distribution Agreement; and

(vii)	the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records of corporate proceedings, certificates and acknowledgements of officers of the Bank and of governmental officials and such other material as we have considered necessary or appropriate for the purpose of the opinions hereinafter expressed.

For purposes of the opinions hereinafter expressed, we have assumed that:

(i)

the documents examined by us which purport to be originals are authentic and those which purport to be copies, whether facsimile, electronic, photostatic, certified or otherwise, conform with the originals thereof and the signatures on all documents examined or received by us are genuine;

(ii)

the indices and filing systems maintained at the public offices and registries where we have searched or made enquiries and the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein, are accurate, current and complete; and

(iii)

each of the documents, instruments or agreements executed in connection with the issue, sale or distribution of the Notes is within the capacity of, and has been validly authorized, executed and delivered and, if applicable, certified by, each party other than the Bank.

For purposes of the opinion expressed in paragraph 1 below, we have relied upon a certificate of confirmation dated September 9, 2021 issued in respect of the Bank by the Office of the Superintendent of Financial Institutions Canada.

The opinions expressed below are limited to the laws of the Province and the federal laws of Canada applicable therein as such laws exist and are construed as at the date hereof.

Based upon the foregoing and subject to the qualifications expressed herein, we are of the opinion that:

1.	The Bank is validly existing as a bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Notes.

2.

The Notes have been duly authorized, executed, issued and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the federal laws of Canada applicable therein, the Notes are valid obligations of the Bank.

3.

The Distribution Agreement has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank.

4.

The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable against it in accordance with its terms.

5.

The statements in the Base Shelf Prospectus under the heading “Tax Consequences - Canadian Taxation”, insofar as such statements constitute a summary of the Canadian federal income tax laws referred to therein, are a fair and accurate summary of such laws in all material respects, subject to the assumptions, limitations and qualifications stated or referred to in such Base Shelf Prospectus.

6.	Our opinion in paragraph 4 above as to the enforceability of the Indenture is subject to the qualifications that:

(i)

the enforceability thereof is subject to applicable bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other laws of general application limiting the enforcement of creditors’ rights generally and to general principles of equity, including that specific performance, injunctive relief and other equitable remedies may be granted only in the discretion of a court of competent jurisdiction (each, a “Court”);

(ii)	the Currency Act (Canada), in effect, precludes a Court in Canada from giving judgment in any currency other than lawful money of Canada; and

(iii)

the enforceability thereof is subject to the Limitations Act, 2002 (Ontario) and we express no opinion whether a Court might find any provision in the Indenture to be unenforceable as an attempt to vary, suspend or exclude the ultimate limitation period established by Section 15 of that Act.

This opinion is addressed to you and is solely for your benefit in connection with the transactions contemplated above and is not to be used, relied on, circulated or quoted from by any other person or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ McCarthy Tétrault LLP